                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              TCA CABLE TV, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [ ]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

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   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

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

                               TCA CABLE TV, INC.

                                 March 3, 1999

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of TCA Cable TV, Inc., scheduled to be held on Tuesday, March 30, 1999 at Willow Brook Country Club, 3205 W. Erwin, Tyler, Texas, commencing at 3:30 p.m. Your Board of Directors and management look forward to personally greeting those shareholders able to attend.

     At the meeting, shareholders will be asked to elect ten directors, to approve an amendment to the Company's Articles of Incorporation, and to approve amendments to the Company's Second Amended and Restated Incentive Stock Option Plan. In addition, management will report to shareholders on the operations and affairs of the Company.

     It is important that your shares are represented at the meeting. Accordingly please sign, date and return the enclosed proxy card in the envelope provided for your convenience.

     On behalf of the Board of Directors, thank you for your continued support.

                                            Sincerely,

                                            /s/ FRED R. NICHOLS

                                            FRED R. NICHOLS
                                            Chairman of the Board,
                                            Chief Executive Officer
                                            and President

                               TCA CABLE TV, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 30, 1999

     Notice is hereby given that the Annual Meeting of Shareholders of TCA Cable TV, Inc., a Texas corporation (the "Company"), will be held on Tuesday, March 30, 1999 at 3:30 p.m. at Willow Brook Country Club, 3205 W. Erwin, Tyler, Texas, for the following purposes:

          (1) To elect ten directors (constituting the entire Board of Directors) to serve until the next Annual Meeting of Shareholders or until their respective successors shall be elected and qualified;

          (2) To approve an amendment to the Company's Articles of Incorporation to increase the number of shares of Common Stock, par value $.10 per share, authorized for issuance from 60,000,000 to 120,000,000 shares;

          (3) To approve amendments to the Company's Second Amended and Restated Incentive Stock Option Plan; and

          (4) To transact such other business as may properly come before the Annual Meeting of Shareholders or any meetings to which such Annual Meeting may be adjourned.

     The accompanying Proxy Statement contains information regarding, and a more complete description of, the items of business to be considered at the meeting.

     The close of business on February 19, 1999 has been fixed as the record date for determination of shareholders entitled to notice of, and to vote at, such Annual Meeting of Shareholders and any adjournments thereof, and only shareholders of record as of February 19, 1999 are so entitled.

     Please complete, date and sign the enclosed Proxy and return it promptly. If you attend the meeting, you may vote in person. A reply envelope is provided for this purpose and needs no additional postage if mailed in the United States.

                                            BY ORDER OF THE BOARD OF DIRECTORS,

                                            /s/ KAREN L. GARRETT

                                            Karen L. Garrett,
                                            Corporate Secretary

Tyler, Texas
March 3, 1999

                               TCA CABLE TV, INC.
                               3015 SSE LOOP 323
                               TYLER, TEXAS 75701
                             ---------------------

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD MARCH 30, 1999
                             ---------------------

     This Proxy Statement is being sent to shareholders of TCA Cable TV, Inc. ("TCA" or the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Shareholders of the Company to be held on Tuesday, March 30, 1999 at 3:30 p.m. at Willow Brook Country Club, 3205 W. Erwin, Tyler, Texas, or any meeting(s) to which such annual meeting may be adjourned (the "Annual Meeting"). The Annual Meeting will be held for the following purposes: (i) to elect ten directors (constituting the entire Board of Directors) to serve until the next Annual Meeting of Shareholders or until their respective successors shall be elected and qualified; (ii) to approve an amendment to the Company's Articles of Incorporation to increase the number of shares of Common Stock, par value $.10 per share, authorized for issuance from 60,000,000 to 120,000,000 shares; (iii) to approve amendments to the Company's Second Amended and Restated Incentive Stock Option Plan; and (iv) to transact such other business as may properly come before the Annual Meeting of Shareholders or any meetings to which such Annual Meeting may be adjourned. Solicitation of proxies may be made in person or by mail, telephone, or telegraph by directors, officers, and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of the Company's Common Stock, par value $.10 per share (the "Common Stock"), held of record by such persons, and the Company will reimburse their forwarding expenses. The cost of solicitation of proxies will be paid by the Company. This Proxy Statement was first mailed to shareholders on or about March 3, 1999.

     All shares represented by valid proxies, unless the shareholder otherwise specifies will be voted (i) FOR the election of the ten persons named under "Election of Directors" as nominees for election as directors of the Company with terms expiring in 2000; (ii) FOR the approval of the amendment to the Company's Articles of Incorporation; (iii) FOR the approval of amendments to the Company's Second Amended and Restated Incentive Stock Option Plan (the "Plan"); and (iv) at the discretion of the proxy holders with regard to any other matter that may properly come before the Annual Meeting or any adjournment thereof.

     Any shareholder returning the form of proxy enclosed with this Proxy Statement has the power to revoke such proxy at any time prior to its use by written notice of such revocation received by the Company prior to its use. If notice of revocation is not received prior to such time, a shareholder may nevertheless revoke a proxy if he or she attends the Annual Meeting and desires to vote in person.

                               VOTING SECURITIES

     The voting securities of the Company are shares of its Common Stock, each share of which entitles the holder thereof to one vote. Only shareholders of record of the Company at the close of business on February 19, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At February 19, 1999 there were approximately 49,660,113 shares of Common Stock outstanding.

                               QUORUM AND VOTING

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Each share represented at the Annual Meeting in person or by proxy will be counted toward a quorum. In deciding all questions, a holder of Common Stock on the Record Date shall be entitled to one vote for each share.

     Approval of Proposal No. 1 to elect the ten nominees to serve as members of the Board of Directors for terms expiring at the Company's Annual Meeting of Shareholders in 2000 requires the affirmative vote of the holders of a plurality of the shares of Common Stock present, in person or by proxy, and entitled to vote thereon at the Annual Meeting, provided a quorum is present. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be counted toward a quorum, but will be excluded entirely from the vote and will have no effect.

     Approval of Proposal No. 2 to amend the Company's Articles of Incorporation to increase the number of shares of Common Stock authorized for issuance requires the affirmative vote of two-thirds of the shares of Common Stock outstanding and entitled to vote thereon at the Annual Meeting. Abstentions on the proposal may be specified and will have the same effect as a vote against such proposal.

     In order to comply with certain rules promulgated under the Internal Revenue Code and the Nasdaq National Market ("Nasdaq"), approval of Proposal No. 3 to approve amendments to the Plan requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote thereon at the Annual Meeting, provided a quorum is present. Abstentions on the proposal may be specified and will have the same effect as a vote against such proposal.

     The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon), if any, as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter requiring discretionary voting, broker non-votes will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Brokers or nominees have discretionary power to vote on Proposal No. 1 and Proposal No. 2, but have no discretionary power to vote with respect to Proposal No. 3. Accordingly, broker non-votes will not be counted with respect to Proposal No. 3.

                              BENEFICIAL OWNERSHIP

     The following table sets forth as of January 8, 1999 information regarding the beneficial ownership of the Company's Common Stock by each person known by the Company to own five percent (5%) or more of the outstanding shares of Common Stock, each director of the Company, the Company's Named Executive Officers (as herein defined), and the Named Executive Officers and directors of the Company as a group. Share amounts reflect a two-for-one stock split effective July 15, 1998. Unless otherwise indicated, each person listed below has sole voting and dispositive power over the shares beneficially owned.

                                                               AMOUNT AND
                                                               NATURE OF      PERCENT
                                                               BENEFICIAL        OF
BENEFICIAL OWNER                                              OWNERSHIP(1)    CLASS(2)
----------------                                              ------------    --------
Chieftain Capital Management, Inc...........................   7,168,475(3)     14.4%
  12 East 49th Street
  New York, NY 10017
Louise H. Rogers............................................   6,954,380(4)     14.0%
  2512 Alta Mira
  Tyler, TX 75701
Berkshire Hathaway Inc. ....................................   4,035,000(5)      8.1%
  1440 Kiewit Plaza
  Omaha, NE 68131
FMR Corp. ..................................................   3,860,200(6)      7.7%
  82 Devonshire Street
  Boston, MA 02109-3614
Janus Capital Corporation...................................   2,861,545(7)      5.7%
  100 Fillmore Street
  Denver, CO 80206-4923
Randall K. Rogers...........................................   1,668,529(8)      3.6%
A. W. Riter, Jr.............................................   1,304,930(9)      2.6%
Ben R. Fisch, M.D...........................................   1,242,542(10)     2.5%
Wayne J. McKinney...........................................     336,571(11)       *
Fred R. Nichols.............................................     233,696(12)       *
Fred W. Smith...............................................      45,000(13)       *
Darrell L. Campbell.........................................      42,822(14)       *
James F. Ackerman...........................................      37,000(15)       *
Michael S. Shannon..........................................      28,800(16)       *
Robert B. Holland, III......................................      17,000(17)       *
Melvin R. Jenschke..........................................      69,020(18)       *
Jerry P. Yandell............................................      36,984(19)       *
Jimmie F. Taylor............................................      22,122(20)       *
Directors and Named Executive Officers as a group (thirteen
  persons)..................................................   5,085,016(21)    10.2%

---------------

  *  Less than 1.0%

 (1) "Beneficially" owned shares, as defined by the Securities and Exchange Commission ("SEC"), are those shares as to which a person has voting or dispositive power, or both. "Beneficial" ownership does not necessarily mean that the named person is entitled to receive the dividends on, or the proceeds from the sale of, the shares. Fractional shares have been rounded to the nearest whole share.

 (2) This calculation is the quotient of (a) the number of shares currently beneficially owned by the named individual or group, plus the number of shares, if any, for which options held by such person or group are exercisable within 60 days, divided by (b) the total number of shares outstanding at January 8, 1999, plus the number of shares, if any, for which options held by such person or group are exercisable within 60 days.

 (3) This information is based on a Schedule 13G filed with the SEC on February 8, 1999. Chieftain Capital Management, Inc., a registered investment adviser ("Chieftain"), had shared voting and dispositive power with respect to all 7,168,475 shares. Chieftain's clients are the direct owners of the shares shown. No such client has an interest that relates to more than 5% of the class.

 (4) Includes 1,400,000 shares owned by Rogers Venture Enterprises, Inc., a corporation which is owned 50% by Louise H. Rogers and 13% by Randall K. Rogers. Includes 35,070 shares owned by Ms. Rogers' spouse.

 (5) This information is based on a Schedule 13G filed with the SEC on February 16, 1999. Berkshire Hathaway Inc. had shared voting and dispositive power with respect to all 4,035,000 shares with: Warren E. Buffett, 1440 Kiewit Plaza, Omaha, Nebraska 68131; OBH Inc., 1440 Kiewit Plaza, Omaha, Nebraska 68131; National Indemnity Company, 3024 Harney Street, Omaha, Nebraska 68131; GEICO Corporation, 1 Geico Plaza, Washington, DC 20076; and Government Insurance Employees Insurance Company, 1 Geico Plaza, Washington, DC 20076.

 (6) This information is based on a Schedule 13G filed with the SEC on February 1, 1999. FMR Corp. had shared voting and dispositive power with respect to the following:

     Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 3,182,300 shares as a result of acting as investment adviser to various investment companies and as a result of acting as sub-adviser to Fidelity American Special Situations Trust ("FASST"). The investment adviser of FASST is Fidelity Investment Services Limited, an English company and a subsidiary of Fidelity International Limited ("FIL"). Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 3,144,500 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. FIL, FMR Corp., through its control of Fidelity, and FASST each has sole power to vote and to dispose of the 37,800 shares held by FASST. Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 658,000 shares as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 658,000 shares and sole power to vote or to direct the voting of 658,000 shares of common stock owned by the institutional account(s) as reported above. Fidelity International Limited, Pembroke Hall, 42 Crowlane, Hamilton, Bermuda, is the beneficial owner of 57,700 shares, which includes 37,800 shares owned by FASST. FIL has sole power to vote and the sole power to dispose of 19,900 shares. FIL, FMR Corp., through its control of Fidelity, and FASST each has sole power to vote and to dispose of 37,800 shares held by FASST.

 (7) This information is based on a Schedule 13G filed with the SEC on February 5, 1999. Janus Capital Corporation had shared voting and dispositive power with respect to all 2,861,545 shares with Thomas H. Bailey.

 (8) Includes 118,400 shares owned by The Rogers Family Trust of which Mr. Randall K. Rogers is Trustee. Mr. Randall K. Rogers is Trustee for two Texas Uniform Gift Minor Accounts which have 2,000 shares each for an aggregate of 4,000 shares. Includes 1,400,000 shares owned by Rogers Venture Enterprises, Inc., a corporation which is owned 50% by Louise H. Rogers and 13% by Randall K. Rogers. Also includes 9,000 shares purchasable pursuant to currently exercisable stock options granted under the Plan, and 1,749 shares under the Company's 401(k) Plan.

 (9) Includes 285,810 shares owned by various trusts of which Mr. Riter is a Co-trustee, and 160,000 shares owned by a family partnership of which a trust controlled by Mr. Riter is the sole general partner. Includes 20,000 shares purchasable pursuant to currently exercisable stock options granted under the Company's Non-Employee Directors Stock Option Plan.

(10) Includes 20,000 shares purchasable pursuant to currently exercisable stock options granted under the Company's Non-Employee Directors Stock Option Plan.

(11) Includes 124,991 shares owned by various trusts of which Mr. McKinney's spouse is Trustee and 5,000 shares purchasable pursuant to currently exercisable stock options granted under the Company's Non-Employee Directors Stock Option Plan.

(12) Includes 700 shares owned by Mr. Nichols' daughter who resides with him. Also includes 145,000 shares purchasable pursuant to currently exercisable stock options granted under the Plan, and 5,160 shares under the Company's 401(k) Plan.

(13) Includes 20,000 shares owned by a trust for which Mr. Smith is a Co-trustee. Also includes 5,000 shares owned by a limited partnership of which Mr. Smith is Managing Partner and 20,000 shares purchasable pursuant to currently exercisable stock options granted under the Company's Non-Employee Directors Stock Option Plan.

(14) Includes 320 shares under the Company's 401(k) Plan.

(15) Includes 5,000 shares purchasable pursuant to currently exercisable stock options granted under the Company's Non-Employee Directors Stock Option Plan.

(16) Includes 15,000 shares purchasable pursuant to currently exercisable stock options granted under the Company's Non-Employee Directors Stock Option Plan.

(17) Includes 15,000 shares purchasable pursuant to currently exercisable stock options granted under the Company's Non-Employee Directors Stock Option Plan.

(18) Includes 21,000 shares purchasable pursuant to currently exercisable stock options granted under the Plan and 2,760 shares under the Company's 401(k) Plan.

(19) Includes 8,000 shares purchasable pursuant to currently exercisable stock options granted under the Plan and 2,844 shares under the Company's 401(k) Plan.

(20) Includes 5,000 shares purchasable pursuant to currently exercisable stock options granted under the Plan and 1,030 shares under the Company's 401(k) Plan.

(21) Includes 188,000 shares purchasable pursuant to currently exercisable stock options granted under the Plan, 13,863 shares under the Company's 401(k) Plan, and 100,000 shares purchasable pursuant to currently exercisable stock options under the Company's Non-Employee Directors Stock Option Plan.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

NOMINEES FOR DIRECTORS

     Ten directors are to be elected at the Annual Meeting, each director to hold office for a term of one year or until his successor shall have been elected and qualified. The shares represented by the proxy will be voted for the nominees whose names appear therein, but the persons designated as proxies reserve full discretion to cast votes for other persons in the event that any such nominees are unable to serve. All of the nominees have indicated that they are willing to stand for election and are willing to serve if elected.

                                                                                               DIRECTOR
NOMINEE                                                 POSITION HELD                    AGE    SINCE
-------                                                 -------------                    ---   --------
Fred R. Nichols......................  Chairman of the Board of Directors, Chief         52      1981
                                       Executive Officer and President
James F. Ackerman(1).................  Director                                          74      1981
Darrell L. Campbell..................  Director and President, VPI Communications,       37      1997
                                       Inc., a subsidiary of the Company
Ben R. Fisch, M.D.(2)................  Director                                          73      1981
Robert B. Holland, III(2)............  Director                                          46      1997
Wayne J. McKinney(1).................  Director                                          67      1981
A.W. Riter, Jr.(2)...................  Director                                          74      1981
Randall K. Rogers....................  Director and Senior Vice                          39      1989
                                       President -- Operations
Michael S. Shannon(1)................  Director                                          40      1997
Fred W. Smith(2).....................  Director                                          64      1995

---------------

(1) Member of Audit Committee.

(2) Member of Compensation and Stock Option Committee.

     Fred R. Nichols was named Chairman, Chief Executive Officer and President in September 1997. He had been President and Chief Operating Officer since September 1990. Prior to being named President in September 1990, Mr. Nichols served as Executive Vice President and a Director of the Company since its inception, Chief Operating Officer of the Company since December 1983 and Secretary of the Company from September 1984 to December 1990. He had been Treasurer of the Company's subsidiaries from 1980 until 1985 when he was named President of TCA Management Company and all other wholly-owned subsidiaries of the Company, excluding VPI Communications, Inc. Mr. Nichols is currently on the Board of Directors of the National Cable Television Association ("NCTA") and Cable Telecommunications Association ("CATA"), both trade associations of the cable industry, Telesynergy, a cable television programming purchasing consortium, and C-SPAN, a cable television network.

     James F. Ackerman has been President of Cardinal Ventures, LLC in Indianapolis, Indiana since July 1993. Cardinal Ventures, LLC is an equity investor in small businesses. Mr. Ackerman was President of Jim Ackerman and Associates, Inc., a financial consulting firm to the cable television industry from

October 1984 to December 31, 1994. From 1973 to December 1, 1984, he was Senior Vice President of A.G. Becker Paribas, Inc. Mr. Ackerman has been engaged in investment banking activities with respect to the cable television industry since 1959 and served as a partner of Becker Communications Associates, a cable television investment partnership, from 1973 to 1989. He was also Chairman and Chief Executive Officer of Cardinal Communications, Inc., an Indiana cable television operator, a position he had held from 1971 until the company was sold in 1993. Mr. Ackerman is a former President and Director of the Indiana Cable Television Association, a past Director of the NCTA and a member of the cable television Pioneers' Club.

     Darrell L. Campbell has been President of TCA's advertising sales subsidiary, VPI Communications, Inc. ("VPI"), since he founded the company in 1982. VPI was purchased by TCA in 1991.

     Ben R. Fisch, M.D., has been retired from medical practice in Tyler, Texas since July 1986.

     Robert B. Holland, III was named Executive Vice President, General Counsel and Secretary of Triton Energy Limited in February 1999. He served as Triton's interim Chief Executive Officer from July 1998 to October 1998. From the time he joined Triton in 1993 until July 1998, he served as the Senior Vice President, General Counsel and Secretary of Triton Energy Limited. Prior to joining Triton, he was a partner with Jackson Walker L.L.P., a Dallas law firm, since 1977.

     Wayne J. McKinney has been actively engaged in the cable television business since 1958 and was employed by the Company or its subsidiaries from 1958 until his retirement in January 1986, serving as a Director and Senior Vice President -- Engineering of the Company from its inception and as Senior Vice President or Vice President, Chief Engineer and/or Director of Engineering of the Company's subsidiaries. Mr. McKinney has been a member of the cable television Pioneers' Club since 1979, and is a Charter and Senior Member of the Society of Cable Telecommunications Engineers. Mr. McKinney is also Chairman and CEO of B&W Finance Company, "Your Money Source", a small loan company.

     A. W. Riter, Jr. retired as Senior Chairman of the Board of Directors of NCNB Texas -- Tyler, Texas (successor to First RepublicBank Tyler), on September 30, 1988. He had served as Chairman and Chief Executive Officer until June 30, 1988 and held the same positions with First RepublicBank Tyler and its predecessor, InterFirst Bank Tyler, from August 1979 to June 1988 and served as President of Peoples National Bank (predecessor of InterFirst Bank Tyler) from 1964 until 1979.

     Randall K. Rogers was elected Senior Vice President -- Operations of TCA Cable TV, Inc. and Executive Vice President of TCA Management Company in June 1997. He previously served as Vice President -- System Operations overseeing operations in east and south Texas since 1996. He has been with the Company since 1983, and also served as the general manager in Big Spring, Huntsville and Bryan/College Station, Texas.

     Michael S. Shannon is President and Chief Executive Officer of KSL Recreation Corporation, a corporation he co-founded in 1993 which acquires, operates, expands, repositions and/or markets businesses in recreation. From 1986 to 1992, he was President and Chief Executive Officer of Vail Associates, a resort in Colorado. He was Assistant Vice President of The First National Bank of Chicago serving the commercial lending and investment banking department within the communications and media industry from 1984 to 1986. He is also on the Board of Directors of ING North America Financial Services International.

     Fred W. Smith is Chairman of the Donald W. Reynolds Foundation, one of the thirty largest private charitable foundations in the United States having served in such capacity since 1990. Mr. Smith's entire business career has been with the Donrey Media Group, which he joined in 1951. He served in various capacities until 1993 when he retired as the company's President and Chief Executive Officer.

     The Board of Directors held six meetings during fiscal 1998. The Board of Directors has two standing committees -- the Audit Committee and the Compensation and Stock Option Committee.

     The functions performed by the Audit Committee include: recommending to the Board of Directors selection of the Company's independent accountants for the ensuing year; reviewing with the independent accountants and management the scope and result of the audit; reviewing the independence of the independent accountants; reviewing actions by management and independent accountants' recommendations;

and meeting with management and the independent auditors to review the effectiveness of the Company's system of internal control. The Audit Committee met two times during fiscal 1998, and its members are Wayne J. McKinney, Chairman, James F. Ackerman and Michael S. Shannon.

     The Compensation and Stock Option Committee met three times during 1998. The functions performed by this committee include: reviewing and recommending the Company's executive salary structure; reviewing the Plan (and granting options thereunder); recommending directors' fees; and approving salary and bonus awards to certain key employees. Its members are A. W. Riter, Jr., Chairman, Ben R. Fisch, Robert B. Holland, III and Fred W. Smith.

     The Board of Directors does not have a nominating committee. Functions customarily attributed to a nominating committee are performed by the Board of Directors as a whole.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS OF THE COMPANY.

                                 PROPOSAL NO. 2
              AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION
                TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK
                            AUTHORIZED FOR ISSUANCE

     On December 9, 1998, the Board of Directors unanimously approved, subject to approval by the shareholders of the Company, a proposal to amend the Company's Articles of Incorporation to increase the number of shares of Common Stock authorized for issuance from 60 million to 120 million shares. Of the 60 million shares of Common Stock authorized for issuance approximately 8.5 million shares are unissued and unreserved. As of the Record Date, there were approximately 50 million shares issued and outstanding and approximately 1.5 million shares reserved for issuance under employee benefit plans. The additional shares, if issued, would have the same rights as the shares of Common Stock now outstanding. The Board has no present plans, agreements, commitments or understandings for the issuance or use of these proposed additional shares.

     If the increase is approved, generally, no shareholder approval would be necessary for the issuance of all or any portion of the additional shares of Common Stock unless required by law or any rule or regulations to which the Company is subject, including those of the SEC and the Nasdaq, which has promulgated rules requiring shareholder approval regarding certain issuances of securities.

     Depending upon the consideration per share received by the Company for any subsequent issuance of Common Stock, such issuance could have a dilutive effect on those shareholders who paid a higher consideration per share for their stock. Additionally, future issuances will increase the number of outstanding shares of Common Stock, thereby decreasing the percentage ownership in the Company (for voting, distributions and all other purposes) represented by existing shares of Common Stock. The availability for issuance of the additional shares of Common Stock and any issuance thereof, or both, may be viewed as having the effect of discouraging an unsolicited attempt by another person or entity to acquire control of the Company. The Company is not aware of any person or entity who is seeking to acquire control of the Company. Holders of Common Stock do not have any preemptive rights to acquire any additional securities issued by the Company.

     Because an increase in the number of authorized shares could be viewed as having an anti-takeover effect, SEC rules require us to disclose all Articles of Incorporation, Bylaws and other provisions that could be viewed as having an anti-takeover effect. These include: (i) the Company's Amended and Restated Bylaws contain a provision limiting the number of directors to eleven; (ii) the Company's shareholders rights plan could have a deterrent effect against a hostile takeover of the Company; and (iii) the Board's authority to issue one or more series of preferred stock up to a maximum number of approximately 4.9 million shares. This proposed increase in the shares of Common Stock authorized for issuance is not intended as an anti-takeover measure nor does the Board have any present intention to propose anti-takeover provisions in future proxy solicitations; however, there can be no assurance that in the future the Board may decide otherwise.

     The Board believes that the proposed increase is in the best interests of the Company and its shareholders. It is important for the Board to have the flexibility to act promptly to meet future business needs as they arise. Sufficient shares should be readily available to maintain the Company's financing and capital raising flexibility, for stock splits and stock dividends, acquisitions and mergers, employee benefit plans and other proper business purposes. By having additional shares readily available for issuance, the Board will be able to act expeditiously without spending the time and incurring the expense of soliciting proxies and holding special meetings of shareholders. It is for these and similar reasons that companies have authorized and unissued shares available for issuance.

SHAREHOLDER APPROVAL

     Adoption of the proposal to increase the number of authorized shares of Common Stock requires the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock on the Record Date. If approved by the shareholders, the increase in the number of authorized shares will become effective upon the filing with the Secretary of the State of Texas of an amendment to the Articles of Incorporation setting forth such increase. Unless otherwise instructed, it is the intent of the persons named in the Proxy to vote all Proxies "FOR" the adoption of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE COMPANY'S AMENDMENT TO THE ARTICLES OF INCORPORATION.

                                 PROPOSAL NO. 3
                        AMENDMENTS TO THE SECOND AMENDED
                    AND RESTATED INCENTIVE STOCK OPTION PLAN

     Proposal No. 3 relates to the amendment (the "Plan Amendment") to the Company's Second Amended and Restated Incentive Stock Option Plan (the "Plan"). The Plan Amendment has been adopted by the Board of Directors, subject to the approval of the shareholders, and principally is intended (i) to increase the number of shares of Common Stock that may be issued upon the exercise of options granted under the Plan from 1,920,000 to 3,000,000, (ii) to allow grants of options under the Plan to qualify for the qualified performance-based compensation exception under Section 162(m) of the Internal Revenue Code (the "Code"), (iii) to extend the term of the Plan to March 29, 2009, and (iv) provide that options granted following March 29, 1999 will automatically terminate upon termination of an employee's employment with the Company for cause. The Board of Directors believes that the continued success of the Company depends upon its ability to attract and retain highly qualified and competent key employees and that options enhance that ability and provide motivation to key employees to advance the interests of the Company and its shareholders. The Board of Directors therefore recommends that shareholders vote in favor of the Plan Amendment.

     The Plan was adopted in January 1982 by the Company's shareholders and amended in March 1988 (i) to increase the number of shares available for issuance upon exercise of options under the Plan from 420,000 to 820,000 and
(ii) to extend the term of the plan until March 23, 1998. In March 1995, the Plan was amended (i) to increase the number of shares available for issuance upon exercise of options under the Plan from 820,000 to 1,120,000, (ii) to extend the term of the plan until March 29, 2005, (iii) to allow the grant of non-statutory stock options under the Plan, and (iv) to extend the period during which options granted under the Plan may be exercisable following the death of an optionee. In March 1998, the Plan was further amended to increase the number of shares available for issuance under the Plan from 1,120,000 to 1,920,000. The Plan, as amended to date, provides for the grant of options to acquire up to 1,920,000 shares. At October 31, 1998, options under the Plan to purchase 1,063,904 shares of Common Stock were outstanding, and options to purchase 121,078 shares of Common Stock remained available for grant.

SUMMARY OF THE PLAN

  General

     A copy of the Plan, as proposed to be amended, is attached to this Proxy Statement as Appendix "A". The following is a brief summary of certain provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan.

     Current Provisions of the Plan. The Board of Directors has delegated its authority to administer the Plan to the Compensation and Stock Option Committee (the "Committee"). Any employee of the Company (including officers, whether or not they are directors) shall be eligible to participate in the Plan. The Plan provides for the grant of incentive stock options (which qualify for favorable federal income tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) and non-statutory stock options, which are options that do not qualify as incentive stock options. As of October 31, 1998, approximately 260 persons were eligible to participate in the Plan. The Committee generally has the authority to fix the terms and number of options to be granted and the employees to receive the options. The Plan provides that options must be exercised within ten years from the date of grant (or five years in the case of incentive stock options granted to employees owning more than 10% of the Common Stock). The Plan currently provides that (i) in the event of an optionee's termination of employment with the Company for any reason other than death, any option held by the optionee shall be exercisable at any time prior to the expiration date of the option or within three months (or one year in the case of termination by reason of disability) after the date of termination, whichever is earlier, but only to the extent the optionee had the right to exercise such option on the date of such termination and (ii) in the event of an optionee's death while in the employ of the Company or within three months after termination of employment, the optionee's option shall be exercisable prior to the expiration date of the option or prior to one year after the death of the optionee, whichever is earlier, but only to the extent that the optionee had the right to exercise such option on the date of the optionee's death. The maximum aggregate fair market value (determined at the time the option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by any employee during any calendar year may not exceed $100,000. The exercise price of each incentive stock option granted under the Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant (or 110% in the case of incentive stock options granted to employees owning more than 10% of the Common Stock). The exercise price for nonqualified options granted under the Plan will be at the discretion of the Committee. The closing price of the Common Stock on February 19, 1999, as quoted on the Nasdaq National Market Quotation System, was $44.88 per share. The option exercise price may be paid in shares of Common Stock owned by optionees or in cash.

     Proposed Amendment. The Plan Amendment has been adopted by the Board of Directors, subject to the approval of the shareholders, and principally is intended (i) to increase the number of shares of Common Stock that may be issued upon the exercise of options granted under the Plan from 1,920,000 to 3,000,000 shares, (ii) to allow grants of options under the Plan to qualify for the qualified performance-based compensation exception under Section 162(m) of the Code, (iii) to extend the term of the Plan to March 29, 2009 and (iv) to provide that options granted following March 29, 1999 will automatically terminate following termination of an employee's employment with the Company or a Subsidiary for cause. Shareholders should carefully review Appendix "A" in its entirety.

SUMMARY OF CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS

     The following is a limited discussion of certain of the material federal income tax consequences of grants of options under the Plan. No attempt has been made to comment on all relevant tax matters related to the Plan nor those dependent upon the particular circumstances of a recipient of an option. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations thereunder, administrative rulings and court decisions, all of which are subject to change (possibly retroactively). The summary does not address state, local, or foreign income tax considerations, nor federal income tax considerations of non-US. persons.

     Incentive Stock Options. An optionee will not recognize taxable income and the Company will not be entitled to a tax deduction upon either the grant or the exercise of an incentive stock option. If an optionee holds the Common Stock purchased pursuant to exercise of an incentive stock option for the longer of
(i) one year after the date of exercise and (ii) two years after the date of grant (the "holding period"), upon disposition of the Common Stock, the optionee will recognize long-term capital gain or loss equal to the difference between the amount realized on the disposition and the exercise price. No tax deduction will be available to the Company.

     If the optionee disposes of the Common Stock purchased pursuant to exercise of an incentive stock option prior to expiration of the holding period, the optionee will recognize ordinary taxable income equal to the lesser of (i) the excess, if any, of the fair market value of the Common Stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized on the disposition over the exercise price. The Company will be entitled to a corresponding tax deduction. Additionally, the optionee will recognize capital gain or loss equal to the difference between (i) the amount realized on the disposition and (ii) the sum of the exercise price and any amount recognized by the optionee as ordinary taxable income. The capital gain or loss will be long-term capital gain or loss if the optionee held the Common Stock for more than one year. Otherwise the capital gain or loss will be short-term capital gain or loss.

     The difference between (i) the fair market value, on the date of exercise, of Common Stock purchased upon exercise of an incentive stock option and (ii) the exercise price, increases income for alternative minimum tax purposes. Additional rules apply if the Common Stock is disposed of prior to expiration of the holding period.

     Nonqualified Stock Options. An optionee will not recognize taxable income upon the grant of a nonqualified stock option, and no tax deduction will be available to the Company, unless the nonqualified stock option has a readily ascertainable value on the date of grant. A nonqualified stock option that is not publicly traded ordinarily is not considered to have a readily ascertainable value on the date of grant.

     Upon exercise of a nonqualified stock option, the optionee will recognize ordinary taxable income equal to the difference between (i) the fair market value, on the date of exercise, of the Common Stock subject to the nonqualified stock option, and (ii) the exercise price. The Company will be entitled to a corresponding tax deduction. The optionee's tax basis in the Common Stock purchased upon exercise of the nonqualified stock option will be the sum of (i) the exercise price and (ii) the amount of ordinary taxable income recognized by the optionee. Upon disposal of the Common Stock purchased pursuant to exercise of a nonqualified stock option, the optionee will recognize capital gain or loss equal to the difference between the amount realized on the disposition and the tax basis of the Common Stock. The capital gain or loss will be long-term capital gain or loss if the optionee held the Common Stock for more than one year. Otherwise the capital gain or loss will be short-term capital gain or loss. The exercise of a nonqualified stock option has no effect upon income for alternative minimum tax purposes.

     Code Section 162(m). Notwithstanding the foregoing, Section 162(m) of the Code denies the Company a deduction with respect to the aggregate compensation of certain covered employees to the extent a covered employee's aggregate compensation for any taxable year exceeds $1,000,000. Covered employees include the Company's chief executive officer and its four other highest compensated officers for the applicable taxable year. Compensation resulting from the grant, exercise or disposition of options is potentially subject to the Code Section 162(m) limitation. Certain qualified performance based compensation ("QPBC") is excepted from the Section 162(m) limitation, however. Options granted under the Plan should qualify for the QPBC exception.

  Issuances of Options under the Plan

     The following table sets forth certain information regarding options received under the Plan for the year ended October 31, 1998 by (i) the Company's current Chief Executive Officer, (ii) the Company's Named Executive Officers (as herein defined), (iii) all Named Executive Officers as a group, (iv) all current directors who are not Named Executive Officers as a group, and (v) all employees, including all current officers who are not executive officers, as a group:

                                                                AGGREGATE AMOUNT OF
                                                                COMMON STOCK SUBJECT
                                                                  TO PLAN OPTIONS
                                                                GRANTED FOR THE YEAR
INDIVIDUAL OR GROUP                                            ENDED OCTOBER 31, 1998
-------------------                                            ----------------------
Fred R. Nichols.............................................           320,000
Randall K. Rogers...........................................            20,000
Jimmie F. Taylor............................................            10,000
Melvin R. Jenschke..........................................            10,000
Jerry P. Yandell............................................             4,000
All Named Executive Officers as a group.....................           364,000
All current directors who are not Named Executive Officers
  as a group................................................                --
All employees, including all current officers who are not
  Named Executive Officers, as a group......................           357,000

     The amounts that would be receivable by the individuals or groups named in the table above under the Plan as proposed to be amended are not determinable at this time.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF AMENDMENTS TO THE COMPANY'S SECOND AMENDED AND RESTATED INCENTIVE STOCK OPTION PLAN.

                               EXECUTIVE OFFICERS

     The executive officers of the Company are:

NAME                                             PRESENT OFFICE OR POSITION              AGE
----                                             --------------------------              ---
Fred R. Nichols......................  Chairman, Chief Operating Officer and President   52
Randall K. Rogers....................  Senior Vice President -- Operations               39
Melvin R. Jenschke...................  Vice President -- Engineering                     57
Jimmie F. Taylor.....................  Vice President, Chief Financial Officer and       45
                                       Treasurer
Jerry P. Yandell.....................  Vice President -- Operations                      60
Robert A. Roseman....................  Vice President -- Business Development            41

     Fred R. Nichols was named Chairman, Chief Executive Officer and President in September 1997. He had been President and Chief Operating Officer since September 1990. Prior to being named President in September 1990, Mr. Nichols served as Executive Vice President and a Director of the Company since its inception, Chief Operating Officer of the Company since December 1983 and Secretary of the Company from September 1984 to December 1990. He had been Treasurer of the Company's subsidiaries from 1980 until 1985 when he was named President of TCA Management Company and all other wholly-owned subsidiaries of the Company, excluding VPI Communications, Inc. Mr. Nichols is currently on the Board of Directors of the National Cable Television Association ("NCTA") and Cable Telecommunications Association ("CATA"), both trade associations of the cable industry, Telesynergy, a cable television programming purchasing consortium, and C-SPAN, a cable television network.

     Randall K. Rogers was named Senior Vice President -- Operations of the Company and Executive Vice President of TCA Management Company in June 1997. He has been with TCA since 1983, and was elected to the Board of Directors in 1989. In 1996, Mr. Rogers was named Vice
President -- System Operations, overseeing operations in east and south Texas. He has also served as general manager of the Company's system operations in Big Spring, Huntsville and Bryan/College Station, Texas.

     Melvin R. Jenschke has served as a Vice President of the Company since March 25, 1987. He has been with the Company since 1969 serving in several capacities prior to becoming Senior Vice President -- Engineering for TCA Management Company in 1983.

     Jimmie F. Taylor is Vice President, Chief Financial Officer and Treasurer of TCA Cable TV, Inc. Mr. Taylor was named Vice President of the Company in December 1990, and has served as Chief Financial Officer and Treasurer since November 1, 1986. He has served as Senior Vice President, Chief Financial Officer and Treasurer of TCA Management Company since 1990, serving as Controller from May 1984 to November 1986. Immediately prior to joining the Company, he was employed for nine years in public accounting. Mr. Taylor is a Certified Public Accountant.

     Jerry P. Yandell is Vice President -- Operations of the Company. Prior to being named Vice President -- Operations in 1990, he had served as Vice President since 1987. He has served as Senior Vice President -- Operations of TCA Management Company since 1990, and as Senior Vice President -- Personnel from 1979 until 1990. Immediately prior to joining the Company, he was employed as Personnel Director for General Electric in Tyler, Texas, where he had been for eighteen years. Mr. Yandell has served on the Board of Directors of the Texas Cable and Telecommunications Association since 1992.

     Robert A. Roseman has served as Vice President -- Business Development of the Company since September 1997. He is also Vice President -- Business Development of TCA Management Company, a position held since June 1995. From November 1986 through May 1995, he served as Controller of TCA Management Company.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid during the Company's last three fiscal years to the Company's Chief Executive Officers and the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers").

                                                      LONG-TERM
                                                     COMPENSATION
                                      ANNUAL         ------------
                                   COMPENSATION       NUMBER OF
                                 -----------------    SECURITIES
                                 FISCAL               UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR     SALARY      OPTIONS      COMPENSATION
---------------------------      ------   --------   ------------   ------------
Fred R. Nichols                   1998    $296,528     320,000        $12,383(2)
  Chairman of the Board,          1997     251,437(1)    20,000        12,141
  Chief Executive Officer,        1996     230,394(1)    80,000        10,498
  President and Director
Randall K. Rogers                 1998     150,284      20,000          3,660(3)
  Vice President --               1997     162,389(1)        --         3,482
  Operations                      1996      73,412(1)        --         2,146
Melvin R. Jenschke                1998     130,188      10,000          3,606(4)
  Vice President --               1997     120,219          --          4,128
  Engineering                     1996     110,301       5,000          3,331
Jimmie F. Taylor                  1998     130,011      10,000          4,043(5)
  Vice President, Chief           1997     120,042          --          3,726
  Financial Officer and           1996     109,697       5,000          3,313
  Treasurer

                                                      LONG-TERM
                                                     COMPENSATION
                                      ANNUAL         ------------
                                   COMPENSATION       NUMBER OF
                                 -----------------    SECURITIES
                                 FISCAL               UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR     SALARY      OPTIONS      COMPENSATION
---------------------------      ------   --------   ------------   ------------
Jerry P. Yandell                  1998    $125,651       4,000        $ 3,480(6)
  Vice President --               1997     120,105          --          4,152
  Operations                      1996     110,306       5,000          3,331

---------------

(1) Includes director's fees paid in 1996 and 1997. At the December 1997 board meeting, a resolution was adopted in which employee directors no longer receive fees.

(2) Consists of Company contributions under the Company's 401(k) Plan of $8,423, premiums paid on term life insurance policies for the executive's benefit of $360 and a $300/month car allowance.

(3) Consists of Company contributions under the Company's 401(k) Plan of $3,554 and premiums paid on term life insurance policies for the executive's benefit of $106.

(4) Consists of Company contributions under the Company's 401(k) Plan of $3,438 and premiums paid on term life insurance policies for the executive's benefit of $168.

(5) Consists of Company contributions under the Company's 401(k) Plan of $3,900 and premiums paid on term life insurance policies for the executive's benefit of $143.

(6) Consists of Company contributions under the Company's 401(k) Plan of $3,312 and premiums paid on term life insurance policies for the executive's benefit of $168.

OPTION GRANTS DURING 1998 FISCAL YEAR

     The following table provides information related to options granted to the Named Executive Officers during fiscal 1998.

                                                                                           POTENTIAL
                                                                                       REALIZABLE VALUE
                                                                                          AT ASSUMED
                                                                                        ANNUAL RATES OF
                                                                                          STOCK PRICE
                                                                                       APPRECIATION FOR
                                              INDIVIDUAL GRANTS                         OPTION TERM(1)
                             ----------------------------------------------------   -----------------------
                             NUMBER OF     % OF TOTAL
                             SECURITIES     OPTIONS
                             UNDERLYING    GRANTED TO    EXERCISE OR
                              OPTIONS     EMPLOYEES IN   BASE PRICE    EXPIRATION
NAME                         GRANTED(2)   FISCAL YEAR     ($/SH)(3)     DATE(4)         5%          10%
----                         ----------   ------------   -----------   ----------   ----------   ----------
Fred R. Nichols............    20,000         2.77%        $21.875      12/17/04    $  178,106   $  415,064
Fred R. Nichols............   300,000        41.61          30.28       06/25/05     3,698,944    8,619,315
Randall K. Rogers..........    20,000         2.77          21.875      12/17/04       178,106      415,064
Melvin R. Jenschke.........    10,000         1.39          21.875      12/17/04        89,053      207,532
Jimmie F. Taylor...........    10,000         1.39          21.875      12/17/04        89,053      207,532
Jerry P. Yandell...........     4,000         0.60          21.875      12/17/04        89,053      207,532

---------------

(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over periods of up to four years.

(2) Options to acquire shares of Common Stock.

(3) The option exercise price may be paid in shares of Common Stock owned by the executive officer, in cash, or in any other form of valid consideration or a combination of any of the foregoing, as determined by the Compensation and Stock Option Committee in its discretion.

(4) Options are exercisable with respect to 25% of the shares covered thereby on each of December 17, 1998, 1999, 2000 and 2001 for the options expiring December 17, 2004 and each of June 25, 1999, 2000, 2001 and 2002 for the options expiring June 25, 2005. The exercise price was equal to the fair market value of the Common Stock on the date of each grant.

OPTION EXERCISES DURING 1998 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table provides information related to options exercised by the Named Executive Officers during the 1998 fiscal year and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                  SHARES       VALUE          OPTIONS AT FY-END               AT FY-END(1)
                                 ACQUIRED     REALIZED   ---------------------------   ---------------------------
NAME                            ON EXERCISE     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            -----------   --------   -----------   -------------   -----------   -------------
Fred R. Nichols...............        --        --         115,000        375,000      $1,725,045      $868,750
Randall K. Rogers.............        --        --           3,500         22,500          52,063       150,945
Melvin R. Jenschke............        --        --          17,250         13,750         264,743       111,960
Jimmie F. Taylor..............     4,500        --           1,250         13,750          18,985       111,960
Jerry P. Yandell..............        --        --           5,750          7,750          84,081        77,082

---------------

(1) The closing price for the Company's Common Stock as reported by Nasdaq on October 31, 1998 was $27.688. Value is calculated on the basis of the difference between the option exercise price and $27.688 multiplied by the number of shares of Common Stock underlying the option.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of Messrs. Nichols, Rogers, Jenschke, Taylor, Yandell and Roseman (the "Employment Agreements") that, among other things, provide for salary and benefits under both the Employment Agreement and upon termination. Under the Employment Agreements, the Company may terminate the employment of each employee with or without cause or upon the death or disability of the employee. The employee may terminate his employment upon ninety (90) days notice without cause or in the event the Company demotes the employee or decreases the employee's salary or benefits and perquisites below the level provided in the Employment Agreement (a "Constructive Termination"). Absent a change of control, (i) in the event that an employee's employment is terminated by the Company for cause or by the employee other than pursuant to a Constructive Termination, the employee is compensated through the date of termination, (ii) in the event that the employee's employment is terminated by the Company without cause or by the employee following a Constructive Termination, the employee is entitled to receive base salary for 90 days following termination and (iii) in the event of the termination of an employee's employment because of disability, the employee is entitled to receive his base salary for a period of 180 days following termination. The Employment Agreements provide that in the event the employee is terminated by the Company for any reason following a change of control or the employee terminates his employment due to a Constructive Termination following a change of control, the employee shall be entitled to receive an amount of cash equal to 2.99 times the employee's average annual compensation during the previous five full taxable years and insurance benefits substantially similar to those received immediately prior to termination for the employee and his immediate family. The Company is also obligated to pay legal fees and expenses incurred by the employee to enforce the change of control provision. Additionally, the Employment Agreements contain a covenant not to divulge confidential information about the Company and a covenant not to compete with the Company for a period of one year following termination.

COMPENSATION OF DIRECTORS

     Each of the Company's non-employee directors receives the following compensation: (i) $1,000 per quarter for service as a director, (ii) $1,000 for each meeting attended, and (iii) reimbursement of all travel related expenses. The non-employee directors are Messrs. Ackerman, Fisch, Holland, McKinney, Riter,

Shannon and Smith. Each non-employee director is also eligible to receive an option to purchase 5,000 shares upon initial election to the board and an option to purchase 2,500 shares each year upon election at the Company's Annual Meeting. Each of Messrs. Holland and Shannon received an option to purchase 5,000 shares in December 1997, and all non-employee directors received an option to purchase 2,500 shares in March 1998.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The members of the Compensation and Stock Option Committee (the "Committee") are James F. Ackerman, Chairman, Ben R. Fisch, M.D., Robert B. Holland, III and Fred W. Smith. In determining the compensation to be paid to the Company's executive officers in fiscal 1998, the Committee employed compensation policies designed to align the compensation with the Company's overall business strategy. These policies are intended to (i) reward executives for long-term strategic management and the enhancement of shareholder value,
(ii) support a performance-oriented environment that rewards achievement of initial Company goals and recognizes Company performance compared to performance levels of comparable companies in the cable industry, and (iii) attract and retain executives whose abilities are critical to the long-term success and competitiveness of the Company.

     The key components of executive officer compensation, salary and stock option awards, are determined annually in the discretion of the Committee. The Committee considers each executive officer's level of responsibility in setting executive compensation, meaning that the Company pays higher levels of compensation to persons having higher levels of responsibility. The Committee also considers compensation levels among other public companies in the cable television industry in setting executive officer compensation. These businesses include, but are not limited to, the companies reflected in the Peer Group in the Stock Performance Chart. The Committee makes these comparisons in an effort to determine whether the Company's executive compensation is reasonable and remains competitive enough to allow the Company to retain skilled executives. The Committee believes that the compensation paid to its executive officers, including its Chief Executive Officer, are on the low end of the compensation of executive officers of companies to which these comparisons are made. Finally, in setting executive officer compensation the Committee considers the Company's performance in terms of stock price, earnings and cash flow. Earnings and cash flow increased during fiscal 1996, 1997 and 1998. The stock price decreased in 1996 and increased in 1997 and 1998; however, no part of executive compensation is strictly tied to performance criteria. Therefore, even in a year in which stock price, earnings and cash flow were flat or down, the Committee could, in its discretion, grant increases in executive compensation. The Committee traditionally has not granted bonuses to executive officers but may, in its discretion, grant bonuses from time to time as it deems appropriate. In determining executive compensation levels, the Company believes that it affords approximately equal weight to each of the factors described herein. In December 1997 and June 1998, some executive officers were granted stock options. Exercise prices for all stock option grants are made at the fair market value of the Company's Common Stock on the dates granted. When making stock option awards to executive officers, the Committee bases the size of the awards on the foregoing factors. In determining the amount of options granted, the Committee considers the amount and terms of options already held.

     Mr. Nichols is the Company's Chairman of the Board, Chief Executive Officer and President. The Committee set the fiscal 1998 compensation for Mr. Nichols' based on his level of responsibility, comparisons to salaries of chief executive officers of businesses the Committee deemed comparable (as described above) and the Company's performance in terms of stock price, earnings and cash flow. As previously stated, the Committee found Mr. Nichols' compensation on the low end of compensation of chief executive officers of companies to which comparisons were made. As a result, the Committee increased Mr. Nichols yearly salary $50,000 to $350,000 per year effective November 1, 1998; provided for a $50,000 bonus contingent on the Company making its budgeted cash flow and net income for fiscal 1998 to be paid in fiscal 1999; and granted an option to purchase 25,000 shares effective November 1, 1998. Mr. Nichols' fiscal 1998 compensation was based in part on the Company's stock price, earnings and cash flow, but was in no way specifically tied to any of those factors pursuant to a formula or other objective criteria.

     This report is submitted by the members of the Compensation and Stock Option Committee:

        A. W. Riter, Jr., Chairman
        Ben R. Fisch, M.D.
        Robert B. Holland, III
        Fred W. Smith

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation and Stock Option Committee are A. W. Riter, Jr., Chairman, Ben R. Fisch, M.D., Robert B. Holland, III and Fred W. Smith. None of these individuals was an officer or employee of the Company during fiscal 1998.

STOCK PERFORMANCE CHART

     The following chart compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the five fiscal years ended October 31, 1998 with the cumulative total return on (i) the S&P 500 Index and (ii) peer group consisting of businesses engaged in the cable television industry selected by the Company for use in this proxy statement ("Peer Group"). The comparison assumes $100 was invested on October 31, 1993 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

     The businesses included in the Peer Group are: Adelphia Communications Corporation (Class A Stock); Cablevision Systems Corporation (Class A Stock); Century Communications Corp. (Class A Stock); Comcast
Cablevision -- Philadelphia; Comcast Corporation (Class A Stock); Falcon Cable Systems Company, a California Limited Partnership; Galaxy Cablevision, L.P.; Jones Intercable Investors, L.P. (Class A Stock); Jones Intercable, Inc.; Jones Spacelink, Ltd. (Class A Stock); the Company; Tele-Communications, Inc. (Class A Stock); Time Warner Inc.; and The Times Mirror Company (Series A Stock). The returns of each component issuer in the foregoing group have been weighted according to the respective issuer's stock market capitalization.

                           TOTAL SHAREHOLDER RETURNS
[SHAREHOLDER RETURNS GRAPH]

               MEASUREMENT PERIOD                    TCA CABLE          S&P 500
             (FISCAL YEAR COVERED)                    TV INC.            INDEX           PEER GROUP
OCT 93                                                         100               100               100
OCT 94                                                       81.89            103.87             77.00
OCT 95                                                      105.20            131.33             80.01
OCT 96                                                       96.96            162.97             75.30
OCT 97                                                      152.30            215.31            125.08
OCT 98                                                      206.85            262.66            211.70

                              CERTAIN TRANSACTIONS

     The Company leases its headquarters building from Rogers Venture Enterprises, Inc., a company which is partially owned by Randall K. Rogers, an officer and director of the Company, and Louise H. Rogers, a shareholder of the Company beneficially owning over 10% of the outstanding shares of the Company. The Company currently pays $26,542.92 per month for its lease, with the Company paying for utilities and janitorial services. The Company believes that the terms of such lease are at least as favorable as would be obtainable from a third-party lessor. Total amounts paid by the Company under this lease during fiscal 1998 were $318,515.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC and Nasdaq. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it with respect to fiscal 1998, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities have been complied with, except that Darrell L. Campbell filed late one Form 4 reporting one transaction.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's principal auditors are KPMG LLP. A representative of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make any desired statement and will be available to respond to appropriate questions.

     On March 30, 1998, the Company dismissed Coopers & Lybrand, L.L.P. ("Coopers & Lybrand") as its principal independent accountants. The decision to dismiss Coopers & Lybrand was approved by the Company's Board of Directors as well as the Audit Committee of the Board of Directors. Coopers & Lybrand's report on the Company's financial statements for each of the fiscal years ended October 31, 1997 and 1996 did not contain an adverse opinion or disclaimer of opinion. Neither were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

     During the Company's past two fiscal years and the periods following October 31, 1997, there were no disagreements between the Company and Coopers & Lybrand on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which if not resolved to the satisfaction of Coopers & Lybrand would have caused it to make reference to the subject matter(s) of the disagreement(s) in connection with its reports.

     On March 27, 1998, the Company retained KPMG LLP ("KPMG") to serve as the Company's principal independent accountants. During the Company's past two fiscal years and the periods following October 31, 1997, the Company did not consult KPMG regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's financial statements.

                             SHAREHOLDER PROPOSALS

     Shareholders may submit proposals on matters appropriate for shareholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 of the Exchange Act. For such proposals to be considered for inclusion in the Proxy Statement and Proxy relating to the 2000 Annual Meeting of Shareholders such proposals must be received by the Company not later than November 3, 1999. Such proposals should be directed to TCA Cable TV, Inc., Corporate Secretary, P.O. Box 130489, Tyler, Texas 75713-0489.

                                 OTHER MATTERS

     Management does not know of any matters to be brought before the meeting other than those referred to herein. If any matters properly come before the meeting, the person designated as proxies will vote thereon in accordance with their best judgment in the interest of the Company.

                                 MISCELLANEOUS

     The Annual Report to Shareholders of the Company, including financial statements for the fiscal year ended October 31, 1998, accompanies this Proxy Statement. The Annual Report is not to be deemed part of this Proxy Statement.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, BUT NOT INCLUDING EXHIBITS WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON THE WRITTEN REQUEST OF SUCH PERSON ADDRESSED TO TCA CABLE TV INC., ATTN: SECRETARY, 3015 SSE LOOP 323, TYLER, TEXAS 75701.

     PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

                                            BY ORDER OF THE BOARD OF DIRECTORS,

                                            /s/ KAREN L. GARRETT

                                            Karen L. Garrett
                                            Corporate Secretary

Tyler, Texas
March 3, 1999

                                                                      APPENDIX A

                               TCA CABLE TV, INC.
                AMENDED AND RESTATED INCENTIVE STOCK OPTION PLAN

                                   ARTICLE I

                                    THE PLAN

     1.1 Name. This Plan shall be known as the TCA Cable TV, Inc. Amended and Restated Incentive Stock Option Plan. This Plan amends and restates the "TCA Cable TV, Inc. Second Amended and Restated Incentive Stock Option Plan." Capitalized terms used herein are defined in Article VI hereof.

     1.2 Purpose. The purpose of the Plan is to advance the interests of the Company and its shareholders by encouraging and enabling selected key Employees to acquire and retain a proprietary interest in the Company by ownership of its capital stock and to provide an incentive for such Employees to remain in the employ of and to serve the Company and its Subsidiaries. It is intended that Options issued pursuant to Article III shall constitute "incentive stock options" within the meaning of Section 422 of the Code.

     1.3 Shares Subject to Plan. Subject to adjustment pursuant to the provisions of Section 5.3, the maximum aggregate number of shares of Common Stock that may be issued hereunder shall not exceed 3,000,000 shares. The maximum aggregate number of shares of Common Stock with respect to which Options may be granted to any Optionee during the term of the Plan shall not exceed 1,500,000 shares. The shares of Common Stock to be issued pursuant to the Plan shall either be authorized and unissued shares of Common Stock or shares of Common Stock issued and thereafter acquired by the Company.

     1.4 Options and Shares Granted under Plan. Plan Shares with respect to which an Option has been exercised shall not again be available for grant hereunder. If an Option terminates for any reason without being wholly exercised, a new Option may be granted hereunder covering the number of Plan Shares to which the termination relates; provided, that with respect to the Optionee who held the terminated Option, the number of Plan Shares subject to such terminated Option shall continue to count against the maximum number of Plan Shares for which Options may be granted to the Optionee pursuant to the Plan.

     1.5 Effective Date. The effective date of the Plan shall be January 27, 1999, that is, the date on which it was approved and adopted by the Board; provided, that any grants of Options hereunder are conditioned upon approval of the Plan by the shareholders of the Company; and provided, further, that no Option may be exercised unless the Plan is approved by a vote of the majority of the shareholders of the Company's Common Stock present or represented and entitled to vote at a meeting of the shareholders of the Company held within twelve (12) months following the date of the Plan's adoption by the Board.

     1.6 Eligibility. Any Employee shall be eligible to participate in the Plan. An Optionee may hold more than one Option, but only on the terms and subject to the restrictions hereinafter set forth.

     1.7 Reservation of Shares of Common Stock. During the term of the Plan, the Company shall at all times reserve and keep available such number of shares of Common Stock as shall be necessary to satisfy the requirements of the Plan as to the number of Plan Shares. In addition, the Company shall from time to time, as is necessary to accomplish the purposes of the Plan, seek or obtain from any regulatory agency having jurisdiction any requisite authority that is necessary to issue Plan Shares hereunder. The inability of the Company to obtain from any regulatory agency having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance of any Plan Shares shall relieve the Company of any liability in respect of the nonissuance of Plan Shares as to which the requisite authority shall not have been obtained.

     1.8  Tax Withholding and Reporting.

          (a) Condition Precedent. The issuance of Plan Shares pursuant to the exercise of any Option is subject to the condition that if at any time the Committee shall determine, in its discretion, that the satisfaction of withholding tax or other withholding liabilities under any federal, state, or local law is necessary or desirable as a condition of, or in connection with such issuance, then the issuance of Plan Shares shall not be effected unless the withholding shall have been effected or obtained in a manner acceptable to the Committee.

          (b) Manner of Satisfying Withholding Obligation. When the Committee requires an Optionee to pay an amount required to be withheld under applicable income tax laws in connection with subsection (a) above, such payment shall be made, as the Committee may in each case in its discretion determine, (i) in cash, (ii) by check, (iii) by delivery of shares of Common Stock already owned by the Optionee having a Fair Market Value on the Tax Date equal to the amount required to be withheld, (iv) through the withholding by the Company of a portion of the Plan Shares acquired upon the exercise of an Option having a Fair Market Value on the Tax Date equal to the amount required to be withheld, or (v) in any other form of valid consideration.

          (c) Notice of Disposition of Plan Shares. The Company may require as a condition to the issuance of Plan Shares covered by any Incentive Stock Option that the party exercising the Option give a written representation to the Company, satisfactory in form and substance to its counsel and upon which the Company may reasonably rely, that such party shall report to the Company any disposition of such Plan Shares prior to the expiration of the holding periods specified by Section 422(a)(1) of the Code. If, and to the extent that, the realization of income in such a disposition imposes upon the Company or any Subsidiary federal, state, or local withholding tax requirements or any such withholding is required to secure for the Company or any Subsidiary an otherwise available tax deduction, the Company shall have the right to require that the recipient remit an amount sufficient to satisfy those requirements; and the Company may require as a condition to the issuance of Plan Shares covered by an Incentive Stock Option that the party exercising such Option give a satisfactory written representation promising to make such a remittance.

     1.9 Payment of Option Price. Upon exercise of an Option, the purchase price for the Plan Shares subject to the Option shall be paid in full (i) in cash, or (ii) by delivery of shares of Common Stock already owned by the Optionee with a Fair Market Value on the date of exercise equal to the purchase price.

     1.10 Rights as a Shareholder. An Optionee shall have no rights as a shareholder with respect to any Plan Shares subject to an Option until the date of issuance of a stock certificate representing such Plan Shares to the Optionee. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued.

     1.11 Modification, Extension and Renewal of Options. Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew any outstanding Option (to the extent not previously exercised) and authorize the granting of a new Option or Options in substitution therefor (to the extent not previously exercised). The Committee shall not, however, modify any outstanding Option so as to specify a lower purchase price for the Plan Shares subject to the Option or accept the surrender of an outstanding Option and authorize the granting of a new Option in substitution therefor specifying such lower purchase price. Notwithstanding the foregoing, however, no modification of an Option shall, without the consent of the Optionee, alter or impair any rights or obligations under any Option previously granted under the Plan.

     1.12 Compliance with Securities Laws. Plan Shares shall not be issued pursuant to the exercise of any Option unless the issuance and delivery of the Plan Shares shall comply with all relevant provisions of state and federal law (including without limitation (i) the Securities Act and the rules and regulations promulgated thereunder and (ii) the requirements of any stock exchange upon which the Plan Shares may then be listed) and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Committee may also require an Optionee to furnish evidence satisfactory to the Company, including without limitation a written and signed representation letter and consent to be bound by any transfer restrictions imposed by law, legend, condition, or otherwise, that the Plan Shares are being acquired only for investment and without any present intention to sell or distribute such Plan Shares in violation of any state or federal law, rule, or regulation. Further, each Optionee shall consent to the imposition of a legend on the certificate representing the Plan Shares issued pursuant to exercise of an Option, restricting their transfer as required by law or this Section.

     1.13 Acceleration in Certain Events. The Committee may accelerate the exercisability of any Option in whole or in part at any time. Notwithstanding the provisions of any Option agreement, the following provisions shall apply:

          (a) Mergers and Reorganizations. If the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or stock of the Company by means of a sale, merger, or other reorganization, liquidation or otherwise, each outstanding Option shall become immediately exercisable with respect to the full number of Plan Shares subject to such Option during the period commencing on the effective date of the agreement to dispose of all or substantially all of the assets or stock of the Company and ending on the date that (i) the disposition of assets or stock contemplated by the agreement is consummated or (ii) the Option is otherwise terminated in accordance with its terms or the provisions of this Plan, whichever occurs first. Outstanding Options shall not become immediately exercisable, however, if the transaction contemplated in the agreement is a merger or reorganization in which the Company survives and the shareholders of the Company who are shareholders on the date the Options in question were granted shall continue to own at least fifty percent (50%) of the total combined voting power of all classes of stock of the Company after the transaction.

          (b) Change in Control. In the event of a change in control or threatened change in control of the Company, all Options granted prior to the change in control or threatened change in control shall become immediately exercisable. The term "change in control" for purposes of this Section refers to the acquisition of fifteen percent (15%) or more of the voting securities of the Company by any person or by persons acting as a group within the meaning of Section 13(d)(3) of the Exchange Act (other than an acquisition by (i) a person or group meeting the requirements of clauses (i) and (ii) of Rule 13d-1(b)(1) promulgated under the Exchange Act or (ii) any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) of the Company or of its Subsidiaries, including a trust established pursuant to such plan); provided that no change in control or threatened change in control shall be deemed to have occurred if (i) prior to the acquisition of, or offer to acquire, fifteen percent (15%) or more of the voting securities of the Company, the Board has adopted, by not less than two-thirds ( 2/3) vote, a resolution specifically approving such acquisition or offer, or (ii) the acquisition consists of (A) a transfer of the Company's voting securities by a person who is the beneficial owner, directly or indirectly, of fifteen percent (15%) or more of the voting securities of the Company (a "15 Percent Owner") to (1) a member of the 15 Percent Owner's immediate family (within the meaning of Rule 16a-1(e) promulgated under the Exchange Act) either during the 15 Percent Owner's lifetime or pursuant to the laws of descent and distribution; (2) any trust as to which the 15 Percent Owner or a member (or members) of the 15 Percent Owner's immediate family (within the meaning of Rule 16a-1(e) promulgated under the Exchange Act) is the beneficiary; (3) any trust as to which the 15 Percent Owner is the settlor with sole power to revoke; (4) any entity over which the 15 Percent Owner has the power, directly or indirectly, to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise; or (5) any charitable trust, foundation or corporation under
     Section 501(c)(3) of the Code that is funded by the 15 Percent Owner; or
     (B) the acquisition of voting securities of the Company by either (i) a 15 Percent Owner or (ii) a person, trust or other entity described in the foregoing clauses (A)(1)-(5) of this Section. The term "person" for purposes of this Section refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. Whether a change in control is threatened shall be determined solely by the Board.

     1.14 Employment of Optionee. Nothing in the Plan or in any Option shall confer upon any Employee any right to continued employment by the Company or any Subsidiary or limit in any way the right of the Company or any Subsidiary at any time to terminate or alter the terms of that employment.

     1.15  Termination of Employment.

          (a) If an Optionee ceases to be employed by the Company or a Subsidiary for any reason other than death or for Cause, any Option held by the Optionee shall be exercisable by the Optionee at any time prior to the expiration date of the Option or prior to the date that is three (3) months (one (1) year in the case of termination by reason of Permanent Disability) after the date of termination, whichever is earlier, but only to the extent that the Optionee had the right to exercise the Option on the date of termination.

          (b) If an Optionee dies while employed by the Company or a Subsidiary or within three (3) months after termination of employment, any Option held by the Optionee shall be exercisable by the person or persons to whom the Optionee's rights pass by will or by the laws of descent and distribution at any time prior to the expiration date of the Option or prior to the date that is one (1) year after the date of the Optionee's death, whichever is earlier, but only to the extent that the Optionee had the right to exercise the Option on the date of the Optionee's death.

          (c) Effective with respect to Options granted after the Effective Date, if an Optionee ceases to be employed by the Company or a Subsidiary because the Optionee's employment with the Company or a Subsidiary is terminated for Cause, any Option held by the Optionee shall automatically expire on the date of such termination. If any facts that would constitute Cause for termination or removal of an Optionee are discovered after the Optionee's employment with the Company or a Subsidiary has ended, any Option then held by the Optionee may be immediately terminated by the Committee.

     1.16 Transferability of Awards. Except as may be agreed upon by the Committee in accordance with this Section, Options shall not be transferable other than by will or the laws of descent and distribution or, with respect to Nonqualified Stock Options, pursuant to the terms of a qualified domestic relations order as defined by the Code or Title I of ERISA, or the rules thereunder, and, with respect to Incentive Stock Options, may be exercised during the lifetime of an Optionee only by the Optionee or by his legally authorized representative. The designation by an Optionee of a beneficiary shall not constitute a transfer of the Option. The Committee may, in its discretion, provide in an Option agreement that Nonqualified Stock Options may be transferred to members of the Optionee's immediate family, trusts for the benefit of such immediate family members, and partnerships in which such immediate family members are the only partners, provided that there is no consideration for the transfer.

                                   ARTICLE II

                                 ADMINISTRATION

     2.1 Administration. The Plan shall be administered by a Committee of not fewer than two members of the Board and each member shall be a "Non-Employee Director" within the meaning of Rule 16b-3 promulgated under the Exchange Act and an "outside director" within the meaning Section 162(m) of the Code and the regulations issued pursuant thereto. Subject to the provisions of the Plan, the Committee shall have the sole discretion and authority to determine from time to time the Employees to whom Options shall be granted and the number of Plan Shares subject to each Option, to interpret the Plan, to prescribe, amend and rescind any rules and regulations necessary or appropriate for the administration of the Plan, to determine and interpret the details and provisions of each Option agreement, to modify or amend any Option agreement or waive any conditions or restrictions applicable to any Options (or the exercise thereof), and to make all other determinations necessary or advisable for the administration of the Plan. The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Actions by a majority of the Committee members at which a quorum is present, or actions reduced to or approved in writing by a majority of the Committee members shall be the valid actions of the Committee. No Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

     2.2 Indemnification of Committee. In addition to such other rights of indemnification as they may have as members of the Board or the Committee, Committee members shall be indemnified by the Company against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a part by reason of any action taken or failure to act under or in connection with the Plan or any Option thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that a Committee member is liable for negligence or misconduct in the performance of such member's duties; provided, that within sixty (60) days after institution of any such action, suit or proceeding the Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

                                  ARTICLE III

                            INCENTIVE STOCK OPTIONS

     3.1 Terms and Conditions. The terms and conditions of Options granted under this Article may differ from one another as the Committee shall, in its discretion, determine, as long as all Options granted under this Article satisfy the requirements of this Article.

     3.2 Purchase Price. The purchase price for Plan Shares acquired pursuant to the exercise, in whole or in part, of any Option granted under this Article shall not be less than the Fair Market Value of the Plan Shares on the date of grant.

     3.3 Duration of Options. Each Option granted pursuant to this Article and all rights thereunder shall expire on the date determined by the Committee, but in no event shall the Option be exercisable after the expiration of ten (10) years from the date of grant. In addition, each Option shall be subject to early termination as provided elsewhere in the Plan.

     3.4 Ten Percent Shareholders. Any Option granted pursuant to this Article to an individual who, at the time the Option is granted, owns shares possessing more than ten (10) percent of the total combined voting power of all classes of stock of the Company or any Subsidiary shall meet the following conditions: (i) the purchase price for Plan Shares acquired pursuant to the exercise, in whole or in part, of the Option shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Plan Shares on the date of grant; and (ii) the Option shall not be exercisable after the expiration of five (5) years from the date of grant.

     3.5 Maximum Amount of Options First Exercisable in Any Calendar Year. The aggregate Fair Market Value of Plan Shares (determined on the date the Option is granted) with respect to which Options issued under this Article are exercisable for the first time by any Optionee during any calendar year under all incentive stock option plans of the Company and its Subsidiaries shall not exceed $100,000. Any portion of an Option granted hereunder in excess of the foregoing limit shall be considered granted pursuant to Article IV.

     3.6 Individual Option Agreements. Each Optionee receiving Options pursuant to this Article shall be required to enter into a written Option agreement with the Company. In such Option agreement, the Optionee shall agree to be bound by the terms and conditions of the Plan, the Options granted hereunder, and such other matters as the Committee deems appropriate.

                                   ARTICLE IV

                           NONQUALIFIED STOCK OPTIONS

     4.1 Terms and Conditions of Options. The terms and conditions of Options granted under this Article may differ from one another as the Committee shall, in its discretion, determine, as long as all Options granted under this Article satisfy the requirements of this Article.

     4.2 Purchase Price. Effective with respect to Options granted after the Effective Date, the purchase price for Plan Shares acquired pursuant to the exercise, in whole or in part, of any Option granted under this Article shall not be less than the Fair Market Value of the Plan Shares on the date of grant.

     4.3 Duration of Options. Each Option granted pursuant to this Article and all rights thereunder shall expire on the date determined by the Committee, but in no event shall the Option be exercisable after the expiration of ten (10) years from the date of grant. In addition, each Option shall be subject to early termination as provided elsewhere in the Plan.

     4.4 Individual Option Agreements. Each Optionee receiving Options pursuant to this Article shall be required to enter into a written Option agreement with the Company. In such Option agreement, the Optionee shall agree to be bound by the terms and conditions of the Plan, the Options granted hereunder, and such other matters as the Committee deems appropriate.

                                   ARTICLE V

                     TERMINATION, AMENDMENT AND ADJUSTMENT

     5.1 Term of Plan. The Plan shall terminate on the date that is one day prior to the tenth (10th) anniversary of the Plan's effective date and no Options shall be granted under the Plan thereafter.

     5.2 Amendment of the Plan. The Board may from time to time, with respect to any Plan Shares at the time not subject to Options, suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, that no amendment or revision may be made without the approval of the shareholders of the Company if such approval is required under the Code, Rule 16b-3 promulgated under the Exchange Act or any other applicable law or rule. No amendment, suspension, or termination of the Plan shall, without the consent of the Optionee who has received an Option hereunder, alter or impair any of that Optionee's rights or obligations under any Option granted prior to that amendment, suspension, or termination.

     5.3 Capital Adjustments Affecting Stock. In the event of a capital adjustment to the outstanding Common Stock of the Company resulting from a stock dividend, stock split, reorganization, merger, consolidation, or a combination or exchange of shares, the number of shares of Common Stock subject to this Plan and the number of Plan Shares under Option shall be adjusted consistent with such capital adjustment. The granting of an Option hereunder shall not affect in any way the right or power of the Company to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, or sell or transfer all or any part of its business assets.

                                   ARTICLE VI

                                  DEFINITIONS

     6.1 Definitions. As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

     "Board" means the Board of Directors of the Company.

     "Cause" has the meaning set forth in an Employee's written employment agreement with the Company or a Subsidiary; provided, that with respect to an Employee that does not have such a written agreement with the Company or a Subsidiary, Cause shall be determined in accordance with the policies and procedures of the Company or a Subsidiary.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Committee" means the Committee appointed in accordance with Section 2.1.

     "Common Stock" means the Common Stock, par value $0.10 per share, of the Company or, in the event that the outstanding shares of such Common Stock are hereafter changed into or exchanged for shares of a different stock or security of the Company or some other corporation, such other stock or security.

     "Company" means TCA Cable TV, Inc., a Texas corporation.

     "Employee" means an employee (within the meaning of Section 3401(c) of the Code and the regulations thereunder) of the Company or of any Subsidiary of the Company that adopts the Plan, including officers.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means such value as determined by the Committee on the basis of such factors as it deems appropriate; provided, that if the Common Stock is traded on a national securities exchange or transactions in the Common Stock are quoted on the Nasdaq National Market System, such value as shall be determined by the Committee on the basis of the reported sales prices for the Common Stock on the date for which such determination is relevant, as reported on the national securities exchange or the Nasdaq National Market System, as the case may be. If the Common Stock is not listed and traded upon a recognized securities exchange or on the Nasdaq National Market System, the Committee shall make a determination of Fair Market Value on a reasonable basis which may include the mean between the closing bid and asked quotations for such stock on the date for which such determination is relevant (as reported by a recognized stock quotation service) or, in the event that there shall be no bid or asked quotations on the date for which such determination is relevant, then on the basis of the mean between the closing bid and asked quotations on the date nearest preceding the date for which such determination is relevant for which such bid and asked quotations were available.

     "Incentive Stock Option" means an Option granted pursuant to Article III.

     "Nonqualified Stock Option" means an Option granted pursuant to Article IV.

     "Option" means an Incentive Stock Option or a Nonqualified Stock Option.

     "Optionee" means an Employee to whom an Option has been granted hereunder.

     "Permanent Disability" has the meaning provided for that term in Section 22(e)(3) of the Code.

     "Plan" means the TCA Cable TV, Inc. Amended and Restated Incentive Stock Option Plan, as set forth herein and as amended from time to time.

     "Plan Shares" means shares of Common Stock issuable pursuant to the Plan.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Subsidiary" means a subsidiary corporation of the Company, as defined in
Section 424(f) of the Code.

     "Tax Date" means the date on which the amount of tax to be withheld is determined.

                                 FORM OF PROXY
                               TCA CABLE TV, INC.

                    PROXY -- ANNUAL MEETING OF SHAREHOLDERS

    The undersigned hereby appoints Fred R. Nichols and Karen L. Garrett each with the power to act without the other and with full power of substitution, as Proxies to represent and to vote, as designated below, all stock of TCA Cable TV, Inc., owned by the undersigned at the Annual Meeting of Shareholders to be held at Willow Brook Country Club, 3205 W. Erwin, Tyler, Texas on Tuesday, March 30, 1999, at 3:30 p.m., local time, upon such business as may properly come before the meeting, or any adjournments thereof, including the following:
--------------------------------------------------------------------------------

    (1) Election of Directors:

        [ ] FOR all nominees listed to the right                 [ ] WITHHOLD AUTHORITY to vote for
          (except as marked to the contrary).                      all nominees listed to the right.

      JAMES F. ACKERMAN, DARRELL L. CAMPBELL, BEN R. FISCH, M.D., ROBERT B. HOLLAND, III, WAYNE J. MCKINNEY, FRED R. NICHOLS, A.W. RITER, JR., RANDALL
      K. ROGERS, MICHAEL S. SHANNON AND FRED W. SMITH

    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

    (2) Approval of an amendment to the Company's Articles of Incorporation to increase the number of shares of Common Stock, par value $.10 per share, authorized for issuance from 60,000,000 to 120,000,000 shares.

        [ ] FOR approval of the amendment.    [ ] AGAINST the amendment.      [ ] ABSTENTION with respect to the amendment.

--------------------------------------------------------------------------------

    (3) Approval of amendments to the Company's Second Amended and Restated Incentive Stock Option Plan as described in the proxy statement.

        [ ] FOR approval of the amendments.   [ ] AGAINST the amendments.     [ ] ABSTENTION with respect to the amendments.

--------------------------------------------------------------------------------

    (4) In their discretion on any other matter that may properly come before the meeting or any adjournments thereof.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF THE TEN NOMINEES FOR DIRECTOR, (2) FOR THE PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION, (3) FOR THE PROPOSED AMENDMENTS TO THE COMPANY'S SECOND AMENDED AND RESTATED INCENTIVE STOCK OPTION PLAN, AND (4) AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

                                                 Dated: ________________ , 1999

                                                 No. of Shares:
                                                               -----------------

                                                 -------------------------------
                                                           Signature)

                                                 -------------------------------
                                                   (Signature if held jointly)

                                                 Please date, sign and mail
                                                 promptly this proxy in the
                                                 enclosed envelope.

                                                 Where there is more than one
                                                 owner, each should sign. When
                                                 signing as an attorney,
                                                 administrator, executor,
                                                 guardian or trustee, please add
                                                 your title as such. If executed
                                                 by a corporation, the proxy
                                                 should be signed by a duly
                                                 authorized officer. If executed
                                                 by a partnership, please sign
                                                 in the partnership name by an
                                                 authorized person.

 THIS PROXY MAY BE REVOKED PRIOR TO THE EXERCISE OF THE POWERS CONFERRED BY THE
                                     PROXY.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.